UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2006
The Hallwood Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-08303	51-0261339

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3710 Rawlins, Suite 1500, Dallas, Texas	75219

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 528-5588

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     The Hallwood Group Incorporated holds a limited partner interest in Hallwood Energy, L.P. In April 2006, Hallwood Energy, L.P. sold a 5% limited partner interest to an affiliate of the lender to Hallwood Energy. As a result of that sale, Hallwood Group’s proportionate limited partner interest in Hallwood Energy is approximately 25% (20% after consideration of profits interests).
     During the first quarter of 2006, Hallwood Energy entered into a Participation Agreement with Activa Resources, Ltd. Under the Agreement, upon Activa’s payment of approximately $4.96 million to Hallwood Energy, Hallwood Energy will transfer to Activa an undivided 25% interest in oil and gas leases with respect to 44,219 net acres that Hallwood Energy currently holds in Eastern Arkansas. During the term of the Agreement, Hallwood Energy will be designated as operator of the leases. As operator, Hallwood Energy was required to commence actual drilling operations before June 1 for the first of two initial wells. Hallwood Energy has commenced this drilling. Activa agrees to participate to the extent of its participation interest in the two initial wells, but must pay 50% of the first $750,000 incurred for costs associated with the drilling, completion and equipping operations in connection with each of the initial wells.
     In addition, the Agreement establishes an area of mutual interest (the “AMI”) potentially covering an area of approximately 184,000 gross acres, which area includes the 44,219 acres. Pursuant to the AMI, Hallwood Energy will have the right to an undivided 75% participation interest, and Activa will have the right to an undivided 25% participation interest, in any additional leases acquired by either of the parties within the AMI. If either party acquires any additional leases covering lands within the AMI, it must offer the other party the right to acquire its participation interest in the leases acquired

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HALLWOOD GROUP INCORPORATED
Date: April 28, 2006	By:	/s/ Melvin J. Melle
		Name:	Melvin J. Melle
		Title:	Vice President

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